Exhibit 16.1

January 14, 2013
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
USA

Dear Ladies and Gentlemen,

We are the former independent auditors for CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED (the “Company”). We have read the Company’s current report on Form 8-K dated January 14, 2013 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Stan Jeong-Ha Lee
Stan Jeong-Ha Lee
CPA